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                                                               [LOGO OF MetLife]

MetLife Investors USA Insurance Company
MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

September 16, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:  Pre-Effective Amendment No. 1
     MetLife Investors USA Insurance Company
     MetLife Investors USA Separate Account A
     Registration Statement on Form N-4 (File Nos. 333-176666/811-03365)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MetLife Investors USA Insurance Company, the depositor, on behalf of itself and MetLife Investors USA Separate Account A, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above-referenced pre-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on October 7, 2011, or as soon thereafter as is reasonably practicable.

     METLIFE INVESTORS USA INSURANCE COMPANY
     (Depositor)

     METLIFE INVESTORS SEPARATE ACCOUNT A
     (Registrant)

     By: /s/ Karen A. Johnson
         --------------------------------------
            Karen A. Johnson
            Vice President

     METLIFE INVESTORS DISTRIBUTION COMPANY
     (Principal Underwriter)

            By: /s/ Paul M. Kos
                --------------------------------------
                   Paul M. Kos
                   Vice President